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                                                                 Exhibit 10(v)


[Letterhead]

                                                 October 30, 1996

Ascent Entertainment Group, Inc.
1200 Seventeenth Street
Denver, Colorado 80202



Gentlemen:

         REFERENCE IS MADE TO THE ASSET PURCHASE AGREEMENT (THE "Asset Purchase Agreement") DATED AS OF SEPTEMBER 23, 1996, BY AND AMONG PREMIER PARKS Acquisition Corp. (together with its assignee thereunder, "Buyer"), Premier Parks Inc. ("Premier"), Elitch Gardens Company, Chilcott Entertainment Corp. and Hensel Phelps Construction Co. References to "you" or "your" shall mean Ascent Entertainment Group, Inc. ("Ascent"), together with its controlled affiliates. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement.

         In order to provide an essential inducement to Premier to consummate the transactions contemplated by the Asset Purchase Agreement (to which Ascent is not a party and with respect to which it has no obligations thereunder) and for other good and valuable consideration (including, without limitation, Buyer's's assumption of the Ascent Agreement), the receipt of which is hereby acknowledged, you hereby agree as follows:

         During the period commencing on the Closing Date and ending five years thereafter (the "Term"):

         (a) In order to preserve the value of the Assets being sold to Buyer, you agree that you will not, directly or indirectly, as a stockholder, partner, joint venturer, proprietor, consultant, representative or agent become or be interested in any person or entity engaged in the ownership, operation and/or management of any amusement park, theme park, water park or family amusement or entertainment center (collectively the "Parks") located within the Territory. The foregoing provisions are not intended to apply to sporting facilities such as arenas, ski areas or fishing or hunting preserves or facilities that have as their primary source of revenue sales of food, beverages, items at retail, and arts entertainment or educational facilities such as movie theaters, stage theaters, museums and aquariums or any activity (other than the ownership or operation of thrill rides or other rides customarily found in Parks) which is complementary to, and part of, any sporting facility or restaurant such as video games or interactive sport games. The foregoing provisions also shall not prohibit the ownership by you of not more

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Ascent Entertainment Group, Inc.
October 30, 1996
Page 2


than five percent (5%) of any class of outstanding equity of any entity which engages in any of such businesses. For the purposes of this letter, "TERRITORY" shall mean any area within a 250 mile radius of the Park.

          (b) You agree that you will not, directly or indirectly, during the Term, for your own benefit or for the benefit of any other person solicit the professional services of any employee or exclusive agent or exclusive consultant of Premier or any Affiliate or Premier or a otherwise interfere with the relationship between Premier or any Affiliate and any of such persons. Notwithstanding the preceding sentence, you shall be entitled to hire or engage any such party who responds to a general solicitation to the public with respect to services to be provided to Ascent.

          (c) Prior to the Closing Date, you have not outside of the ordinary course of Seller's Business, and after the Closing, you will not, directly or indirectly, use disclose or make available to anyone (other than Premier and Buyer) any confidential information concerning the ownership and/or operation of the Park (the "Confidential Information"), except as required by Law. The Confidential Information includes, without limitation, the business practices, financial information, customer and prospective customers names, leads and account information, suppliers and prospective suppliers names, mailing lists, computer programs, advertising campaigns (including, without limitation, displays, drawings, memoranda, designs, styles or devices), employee names, compensation and benefit information of Seller pertaining to the Park, provided, however, that Confidential Information shall not include information which you can demonstrate (i) was hereafter provided to you by any party other than Premier or any of its subsidiaries, provided that such information is not known by you to be subject to another confidentiality agreement or other obligation of secrecy; or (ii) was or becomes generally available to the public other than as a result of a disclosure by you, your affiliates or Representatives.

          (d) You agree that an actual and demonstrable violation of the foregoing agreements not to compete or disclose, or any provision thereof, would cause irreparable damage to Buyer, and Buyer shall be entitled (without any requirement of posting a bond or other security), in addition to any other rights and remedies which it may have, at law or in equity, to an injunction enjoining and retraining you from doing or continuing to do any such act or any threatened violations of this paragraph.

          (e) If one or more of the provisions contained in this letter agreement (the "Agreement") (or any portion of any such provision) shall for any reason be finally held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement (or any portion of any such provision), but this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had not been contained in this Agreement. If, for any reason, any of the restrictions or covenants

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Ascent Entertainment Group, Inc.
October 30, 1996
Page 3

contained in this Agreement is finally held by a court of competent jurisdiction to cover a geographic area or to be for a length of time that is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be determined to be null, void or of no effect, but to the extent it is or would be valid or enforceable under applicable Law, it shall be construed and interpreted to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section) as shall be valid and enforceable under such applicable Law.


                                                 PREMIER PARKS INC.


                                                 By: /s/ James F. Dannhauser
                                                    ---------------------------
                                                 Name:  James F. Dannhauser
                                                 Title: Chief Financial Officer


ACCEPTED AND AGREED

ASCENT ENTERTAINMENT GROUP, INC.

By: /s/ James A. Cronin, III
   --------------------------------
Name:  James A. Cronin, III
Title: Executive Vice President, Finance and
          Chief Operating Officer